Exhibit 7f

CREDIT SUISSE SECURITIES (USA) LLC	CREDIT SUISSE
Eleven Madison Avenue	Eleven Madison Avenue
New York, NY 10010	New York, NY 10010
CONFIDENTIAL
December 15, 2006
Matrix Acquisition Corp.
c/o Court Square Capital Partners GP, LLC
399 Park Avenue, 14th Floor
New York, NY 10022
Attention: Joseph M. Silvestri
PROJECT MATRIX
$560,000,000 Senior Secured Credit Facilities
$250,000,000 Senior Increasing Rate Bridge Facility
$215,000,000 Senior Subordinated Increasing Rate Bridge Facility
Commitment Letter
Ladies and Gentlemen:
     You have advised Credit Suisse (“CS”) and Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”, “we” or “us”) that you intend to acquire (the “Acquisition”) all the equity interests of MacDermid, Incorporated, a Connecticut corporation (the “Company”), and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Senior Facilities Term Sheet”) or in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Senior Bridge Facility Term Sheet”) or in the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Senior Subordinated Bridge Facility Term Sheet” and, collectively with the Senior Facilities Term Sheet and the Senior Bridge Facility Term Sheet, the “Term Sheets”)).
     You have further advised us that, in connection therewith, (a) the Borrower will obtain the senior secured credit facilities (the “Senior Facilities”) described in the Senior Facilities Term Sheet, in an aggregate principal amount of up to $560,000,000, (b) the Borrower will either (i) issue not less than $250,000,000 in aggregate principal amount of its senior notes (the “Senior Notes”) in a public offering or in a Rule 144A or other private placement or (ii) if the Borrower is unable to issue the Senior Notes on or prior to the Closing Date, borrow up to $250,000,000 in aggregate principal amount of senior increasing rate loans under the senior credit facility (the “Senior Bridge Facility”) described in the Senior Bridge Facility Term Sheet and (c) the Borrower will either (i) issue not less than $215,000,000 in aggregate principal amount of its senior subordinated notes (the “Senior Subordinated Notes” and, together with the Senior Notes, the “Notes”) in a public offering or in a Rule 144A or other private placement or (ii) if the Borrower is unable to issue the Senior Subordinated Notes on or prior to the Closing Date, borrow up to $215,000,000 in aggregate principal amount of senior subordinated increasing rate
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loans under the senior subordinated credit facility (the “Senior Subordinated Bridge Facility” and, together with the Senior Bridge Facility, the “Bridge Facilities”) described in the Senior Subordinated Bridge Facility Term Sheet. The Senior Facilities, the Senior Bridge Facility and the Senior Subordinated Bridge Facility are collectively referred to herein as the “Facilities”.
1. Commitments.
     In connection with the foregoing, CS is pleased to advise you of its commitment to provide the entire principal amount of the Facilities, upon the terms and subject to the conditions set forth or referred to in this commitment letter (including the Term Sheets and other attachments hereto, this “Commitment Letter”).
2. Titles and Roles.
     You hereby appoint (a) CS Securities to act, and CS Securities hereby agrees to act, as sole bookrunner and sole lead arranger for the Facilities, and (b) CS to act, and CS hereby agrees to act, as sole administrative agent and sole collateral agent for the Facilities, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Each of CS Securities and CS, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.
3. Syndication.
     CS Securities reserves the right, prior to and/or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of CS’s commitment with respect to the Facilities to a group of banks, financial institutions and other institutional lenders (together with CS, the “Lenders”) identified by us in consultation with you, and you agree to provide CS Securities with a period of at least 30 consecutive days following the launch of the general syndication of the Facilities and immediately prior to the Closing Date to syndicate the Facilities (provided that such period shall not include any day from and including December 18, 2006 through and including January 2, 2007). We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist us in completing a satisfactory syndication. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Company, (b) direct contact between senior management, representatives and advisors of you and the Borrower (and your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Company) and the proposed Lenders, (c) assistance by you and the Borrower (and your using commercially reasonable efforts to cause the assistance by the Company) in the preparation of a Confidential Information Memorandum for each of the Facilities and other marketing materials to be used in connection with the syndication, (d) your providing or causing to be provided a detailed business plan or projections of Holdings and its subsidiaries for the years 2006 through 2012 and for the four quarters beginning with the first quarter of 2007, in each case in form and substance satisfactory to Credit Suisse, (e) prior to the launch of the syndication, using your commercially reasonable efforts to obtain a corporate rating for the Borrower from Standard & Poor’s Ratings Service (“S&P”) and a corporate family rating for the Borrower from Moody’s Investors Service, Inc. (“Moody’s”) (such corporate and corporate family ratings being referred to herein as “Corporate
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Ratings”) and a rating for each of the Facilities and the Notes from each of S&P and Moody’s and (f) the hosting, with CS Securities, of one meeting of prospective Lenders.
     You agree, at the request of CS Securities, to assist in the preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either (i) publicly available (or contained in the prospectus or other offering memorandum for the Notes) or (ii) not material with respect to Holdings, the Borrower, the Company or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. You further agree that each document to be disseminated by CS Securities to any Lender in connection with the Facilities will, at the request of CS Securities, be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information. You acknowledge that the following documents contain solely Public Lender Information (unless you notify us promptly that any such document contains Private Lender Information): (a) drafts and final definitive documentation with respect to the Facilities; (b) administrative materials prepared by Credit Suisse for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (c) notification of changes in the terms of the Facilities.
     CS Securities will manage all aspects of any syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders. To assist CS Securities in its syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Company to provide) to CS Securities all information with respect to Holdings, the Borrower, the Company and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as CS Securities may reasonably request.
4. Information.
     You hereby represent and covenant (and it shall be a condition to CS’s commitment hereunder, and our agreements to perform the services described herein) that to the best of your knowledge (a) all information other than the Projections (the “Information”) that has been or will be made available to Credit Suisse by or on behalf of you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Credit Suisse by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon accounting principles consistent with the historical audited financial statements of the Company and upon assumptions that were believed to be reasonable at the time made and at the time the related Projections are made available to Credit Suisse. You agree that if at any time prior to the closing of the Facilities any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will to the best of your knowledge be correct under those circumstances. In arranging and syndicating the
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Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.
5. Fees.
     As consideration for CS’s commitment hereunder, and our agreements to perform the services described herein, you agree to pay (or to cause the Borrower to pay) to CS Securities and CS the fees set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”).
6. Conditions Precedent.
     CS’s commitment hereunder, and our agreements to perform the services described herein, are subject to (a) there not having occurred any fact, circumstance, event, change, effect or occurrence since December 31, 2005 (the date of the most recent audited financial statements of the Company delivered to Credit Suisse as of the date hereof) that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, (1) has or would be reasonably likely to have a material adverse effect on the assets, business, results of operation or financial condition of the Company and its subsidiaries taken as a whole, or (2) that would be reasonably likely to prevent or materially delay or materially impair the ability of the Company to consummate the Acquisition or the other transactions contemplated by the Merger Agreement, but, in the case of the foregoing clause (1), shall not include facts, circumstances, events, changes, effects or occurrences (i) generally affecting the industries in which the Company conducts its business, or the economy or the financial or securities markets, in the United States or elsewhere in the world, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments, (ii) resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or weather or climatic conditions, except to the extent such changes or developments (A) have a disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other participants in the industries in which the Company conducts its businesses or (B) directly affect the physical properties of the Company and its subsidiaries; (iii) resulting from any other force majeure events; (iv) reflecting or resulting from changes in law or GAAP (or the interpretation thereof); or (v) resulting from actions or omissions of the Company or any of its subsidiaries which Holdings has requested, to which Holdings has expressly consented or that are required by the terms of the Merger Agreement, or resulting from the announcement of the Acquisition or the proposal thereof (including the loss or departure of employees or adverse developments in relationships with customers, suppliers, distributors or other business partners), (b) our satisfaction that, prior to and during the syndication of the Facilities, there shall be no other issues of debt securities or commercial bank or other credit facilities of Holdings, the Borrower, the Company or their respective subsidiaries being announced, offered, placed or arranged (other than the Notes), (c) the negotiation, execution and delivery of definitive documentation with respect to the Facilities reasonably consistent with the Term Sheets and usual and customary for transactions of this type, (d) your compliance with the terms of this Commitment Letter and the Fee Letter, and (e) the other conditions set forth in the Term Sheets and the other exhibits hereto. Notwithstanding anything in this Commitment Letter, the Term Sheets, the Fee Letter, the documentation of the Facilities or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Company, its subsidiaries and their businesses the making and accuracy of which shall be a condition to availability of the Facilities on the Closing Date shall be (A) such of the representations made by the Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Holdings has the right to terminate its obligations under the Merger Agreement as
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a result of a breach of such representations in the Merger Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth herein and in the Term Sheets are satisfied. “Specified Representations” means the representations and warranties of the Company relating to corporate power and authority, the enforceability of the documentation of the Facilities, Federal Reserve margin regulations, the Investment Company Act, no material violation by the Facilities of organizational documents, agreements, instruments or law, solvency, effectiveness of material regulatory and governmental approvals for the Facilities, no litigation purporting to materially adversely affect the Facilities and status of the Senior Facilities and the Senior Bridge Facility as senior debt.
7. Indemnification; Expenses.
     You agree (a) to indemnify and hold harmless Credit Suisse and its officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by Holdings, the Company or any of their respective affiliates), and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the willful misconduct or gross negligence of such Indemnified Person, and (b) to reimburse Credit Suisse on the Closing Date upon presentation of a statement for all reasonable out-of-pocket expenses (including but not limited to expenses of Credit Suisse’s due diligence investigation, consultants’ fees, syndication expenses, travel expenses and fees, disbursements and other charges of counsel), in each case, incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities and any ancillary documents and security arrangements in connection therewith. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Facilities.
8. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.
     Credit Suisse will not be providing debt financing or equity financing to other parties in connection with the Transactions; however, you acknowledge that Credit Suisse may be providing other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. In particular, CS Securities is acting as financial advisor to the Company in connection with the proposed Acquisition. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies, and that we shall not be imputed to have knowledge of confidential information provided to or obtained by CS Securities in its capacity as financial advisor to the Company.
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     You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and Credit Suisse is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether Credit Suisse has advised or is advising you on other matters, (b) Credit Suisse, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of Credit Suisse, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that Credit Suisse is engaged in a broad range of transactions that may involve interests that differ from your interests and that Credit Suisse has no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against Credit Suisse for breach of fiduciary duty or alleged breach of fiduciary duty and agree that Credit Suisse shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors. Additionally, you acknowledge and agree that Credit Suisse is not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby, and Credit Suisse shall have no responsibility or liability to you with respect thereto. Any review by Credit Suisse of the Borrower, the Company, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of Credit Suisse and shall not be on behalf of you or any of your affiliates.
     You further acknowledge that Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Borrower, the Company and other companies with which you, the Borrower or the Company may have commercial or other relationships. With respect to any securities and/or financial instruments so held by Credit Suisse or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
9. Assignments; Amendments; Governing Law, Etc.
     This Commitment Letter shall not be assignable by you without the prior written consent of CS and CS Securities (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). CS may assign its commitment hereunder subject to the terms hereof to one or more prospective Lenders, whereupon CS shall be released from the portion of its commitment hereunder so assigned to the extent such commitments are funded on the Closing Date. Any and all obligations of, and services to be provided by, CS Securities or CS hereunder (including, without limitation, CS’s commitment) may be performed and any and all rights of CS Securities or CS hereunder may be exercised by or through any of their respective affiliates or branches. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by CS Securities, CS and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an
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executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Facilities may be transmitted through SyndTrak, Intralinks, the internet, e-mail, or similar electronic transmission systems, and that Credit Suisse shall not be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner, except to the extent they have resulted from the willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final, non-appealable decision) of such Indemnified Person or any of its affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing. Credit Suisse may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of you, the Borrower and your and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at Credit Suisse’s expense. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Facilities. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
10. Jurisdiction.
     Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.
11. Waiver of Jury Trial.
     EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
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12. Confidentiality.
     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance, nor the activities of Credit Suisse pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof prior to such disclosure); provided that you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) (i) to the Company and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, and (ii) in any prospectus or other offering memorandum relating to the Notes.
     Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letter, and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.
13. Surviving Provisions.
     The compensation, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or CS’s commitment hereunder and our agreements to perform the services described herein.
14. PATRIOT Act Notification.
     Credit Suisse hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), Credit Suisse and each Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow Credit Suisse or such Lender to identify the Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to Credit Suisse and each Lender.
15. Acceptance and Termination.
     If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us
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executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on December 15, 2006. CS’s offer hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that Credit Suisse has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment on CS only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 15. In the event that the Closing Date does not occur on or before 5:00 p.m., New York City time, on May 31, 2007, then this Commitment Letter and CS’s commitment hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless Credit Suisse shall, in its discretion, agree to an extension.
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     Credit Suisse is pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By	/s/ Lauri Sivaslian

Name: Lauri Sivaslian
Title: Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By	/s/ Judith E. Smith

Name: Judith E. Smith
Title: Director

By	/s/ Mikhail Faybusovich

Name: Mikhail Faybusovich
Title: Associate
Accepted and agreed to as of
the date first above written:

MATRIX ACQUISITION CORP.

By	/s/ Joseph M. Silvestri

Name: Joseph M. Silvestri Title: President
Commitment Letter

CONFIDENTIAL
December 15, 2006	EXHIBIT A
PROJECT MATRIX
$560,000,000 Senior Secured Credit Facilities
Summary of Principal Terms and Conditions

Borrower:	A Delaware corporation (the “Borrower”), all of the outstanding equity interests of which are owned by a Delaware corporation (“Holdings”), in each case, to be formed and controlled by Court Square Capital Partners GP, LLC (the “Sponsor”) and certain other investors reasonably acceptable to the Arranger (as defined below) (together with the Sponsor, the “Investors”) for the purpose of acquiring all the equity interests of MacDermid, Incorporated, a Connecticut corporation (the “Company”).

Transactions:	Holdings intends to acquire (the “Acquisition”) all the equity interests of the Company pursuant to an agreement and plan of merger (the “Merger Agreement”) to be entered into between the Borrower and the Company. In connection with the Acquisition, (a) Borrower will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Holdings, (b) the Investors will contribute an aggregate amount of not less than $366.0 million of the total funds needed to effect the Transactions on the Closing Date (as defined below) in cash (or via a rollover of existing equity holdings) to Holdings as common equity and/or preferred equity having terms generally consistent with Sponsor preferred stock issued in other similar acquisition financings underwritten by Credit Suisse, (c) Holdings will contribute the amount so received to the Borrower as common equity in exchange for the issuance to Holdings of all the common stock of the Borrower (the equity contributions described in clauses (b) and (c) being referred to herein collectively as the “Equity Contribution”), (d) the Borrower will obtain the senior secured credit facilities described below under the caption “Senior Facilities”, (e) the Borrower will either (i) issue not less than $250.0 million in aggregate principal amount of its senior notes (the “Senior Notes”) in a public offering or in a Rule 144A or other private placement or (ii) if the Borrower is unable to issue the Senior Notes on or prior to the date the Acquisition is consummated, borrow not less than $250.0 million in aggregate principal amount of senior increasing rate loans (the “Senior Bridge Loans”) under a new senior credit facility (the “Senior Bridge Facility”), (f) the

Senior Facilities Term Sheet

Borrower will either (i) issue not less than $215.0 million in aggregate principal amount of its senior subordinated notes (the “Senior Subordinated Notes”) in a public offering or in a Rule 144A or other private placement or (ii) if the Borrower is unable to issue the Senior Subordinated Notes on or prior to the date the Acquisition is consummated, borrow not less than $215.0 million in aggregate principal amount of senior subordinated increasing rate loans (the “Senior Subordinated Bridge Loans”) under a new senior subordinated credit facility (the “Senior Subordinated Bridge Facility”) and (g) fees and expenses incurred in connection with the foregoing in an aggregate amount not to exceed $50.0 million (the “Transaction Costs”) will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Agent:		Credit Suisse, acting through one or more of its branches or affiliates (“CS”), will act as sole administrative agent and collateral agent (collectively, in such capacities, the “Senior Facilities Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with CS, the “Senior Facilities Lenders”), and will perform the duties customarily associated with such roles.

Sole Bookrunner and Sole Lead Arranger:		Credit Suisse Securities (USA) LLC will act as sole bookrunner and sole lead arranger for the Senior Facilities described below (collectively, in such capacities, the “Senior Facilities Arranger”), and will perform the duties customarily associated with such roles.

Syndication Agent:		At the option of the Senior Facilities Arranger, one or more financial institutions identified by the Arranger and acceptable to the Borrower (in such capacity, the “Senior Facilities Syndication Agent”).

Documentation Agent:		At the option of the Senior Facilities Arranger, one or more financial institutions identified by the Senior Facilities Arranger and acceptable to the Borrower (in such capacity, the “Senior Facilities Documentation Agent”).

Senior Facilities:	(A)	A senior secured term loan facility in an aggregate principal amount of up to $510.0 million (the “Term Facility”).

Senior Facilities Term Sheet

(B)	A senior secured revolving credit facility in an aggregate principal amount of up to $50.0 million (the “Revolving Facility” and, together with the Term Facility, the “Senior Facilities”), of which up to an aggregate amount to be agreed upon will be available through a subfacility in the form of letters of credit.

In connection with the Revolving Facility, CS (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings of up to an aggregate amount to be agreed upon. Except for purposes of calculating the Commitment Fee described in Annex I hereto, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Lender under the Revolving Facility shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

Senior Facilities Term Sheet

Incremental Term Facility:	The Borrower shall be entitled on one or more occasions and subject to satisfaction of customary conditions to incur additional term loans (the “Additional Term Loans”) under the Term Facility or under a new term loan facility to be included in the Senior Facilities in an aggregate principal amount of up to $100.0 million and to have the same guarantees as, and be secured on a pari passu basis by the same collateral securing, the Senior Facilities; provided that (i) no event of default or default exists or would exist after giving effect thereto, (ii) all financial covenants would be satisfied on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to any such Additional Term Loans and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions after the beginning of the relevant determination period but prior to or simultaneous with the borrowing of such Additional Term Loans, (iii) the maturity date of the Additional Term Loans shall be no earlier than the maturity date of the Term Facility, (iv) the average life to maturity of the Additional Term Loans shall be no shorter than the remaining average life to maturity of the Term Facility, (v) all fees and expenses owing in respect of such increase to the Senior Facilities Agent and the Senior Facilities Lenders shall have been paid, (vi) the Additional Term Loans shall be subject to a “most favored nation” pricing provision that ensures that the initial yield on the Additional Term Loans does not exceed the then-applicable margin on the Term Facility by more than 50 basis points and (vii) the other terms and documentation in the respect thereof, to the extent not consistent with the Senior Facilities, shall otherwise be reasonably satisfactory to the Agent. The Borrower may seek commitments in respect of Additional Term Loans from existing Senior Facilities Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Senior Facilities Lenders in connection therewith.

Senior Facilities Term Sheet

Purpose:	(A)	The proceeds of the Term Facility will be used by the Borrower, on the date of the initial borrowing under the Senior Facilities (the “Closing Date”), together with the proceeds of the Senior Notes or Senior Bridge Loans, the Senior Subordinated Notes or Senior Subordinated Bridge Loans and the Equity Contribution, solely (a) to pay the Acquisition Consideration, (b) to refinance certain existing indebtedness of the Company and its subsidiaries outstanding as of the Closing Date (the “Existing Debt”) and (c) to pay the Transaction Costs.

	(B)	The proceeds of loans under the Revolving Facility will be used by the Borrower solely from time to time for general corporate purposes.

	(C)	Letters of credit will be used solely to support payment obligations incurred in the ordinary course of business by the Borrower and its subsidiaries.

Availability:	(A)	The full amount of the Term Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

	(B)	No loans under the Revolving Facility may be made on the Closing Date. Thereafter, loans under the Revolving Facility will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts and upon notice to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:		As set forth on Annex I hereto.

Default Rate:		The applicable interest rate plus 2.0% per annum.

Letters of Credit:		Letters of credit under the Revolving Facility will be issued by CS or another Senior Facilities Lender acceptable to the Borrower and the Agent (the “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above).

Drawings under any letter of credit shall be reimbursed by the Borrower on the next business day. To the extent that the Borrower does not reimburse the Issuing Bank on the next business day, the Senior Facilities Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing

Senior Facilities Term Sheet

Bank pro rata based upon their respective Revolving Facility commitments.

The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

Final Maturity and Amortization:	(A)	Term Facility

The Term Facility will mature on the date that is seven years after the Closing Date, and will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Term Facility with the balance payable on the maturity date of the Term Facility.

	(B)	Revolving Facility

The Revolving Facility will mature and the commitments thereunder will terminate on the date that is six years after the Closing Date.

Guarantees:		All obligations of the Borrower under the Senior Facilities and under any interest rate protection or other hedging arrangements entered into with the Senior Facilities Agent, the Senior Facilities Arranger, an entity that is a Senior Facilities Lender at the time of such transaction, or any affiliate of any of the foregoing (“Hedging Arrangements”) will be unconditionally guaranteed (the “Senior Facilities Guarantees”) by Holdings and by each existing and subsequently acquired or organized domestic and, to the extent no adverse tax consequences to the Borrower would result therefrom, foreign subsidiary of the Borrower (the “Subsidiary Guarantors”). Any guarantees to be issued in respect of the Senior Subordinated Notes or the Senior Bridge Facility shall be subordinated to the obligations under the Senior Facilities Guarantees on terms reasonably satisfactory to the Agent.

Security:		The Senior Facilities, the Senior Facilities Guarantees and any Hedging Arrangements will be secured by substantially all the assets of Holdings, the Borrower and each Subsidiary Guarantor, whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests of the Borrower, (b) a perfected first-priority pledge of all the equity interests held by Holdings, the Borrower or any Subsidiary Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign

Senior Facilities Term Sheet

subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to the Borrower) and (c) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of Holdings, the Borrower and each Subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, real property (other than certain leaseholds to be agreed, which shall be provided if commercially reasonable to obtain), cash, deposit and securities accounts, commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing) except as to any of the foregoing if CS has determined the costs of obtaining such security interests or mortgages are excessive in relation to the value of the security afforded thereby, or if the granting of a security interest in such asset would be prohibited by contract or applicable law after using reasonable efforts to avoid such prohibition.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, satisfactory to the Senior Facilities Lenders (including, in the case of real property, by customary items such as satisfactory title insurance and surveys), and none of the Collateral shall be subject to any other liens, subject to customary exceptions to be agreed upon.

Mandatory Prepayments:	Loans under the Term Facility shall be prepaid with (a) 50% of Excess Cash Flow (to be defined), with a reduction to (i) 25% if the total leverage ratio (to be defined) is less than 5.0 to 1.0 and (ii) 0% if the total leverage ratio is less than 4.0 to 1.0, and with any permanent voluntary prepayments of the Term Facility during any fiscal year to be credited on a dollar-for-dollar basis against any prepayments required by this clause (a), (b) 100% of the net cash proceeds of all asset sales or other dispositions of property by Holdings and its subsidiaries (including proceeds from the sale of stock of any subsidiary of the Borrower and insurance and condemnation proceeds) (subject to exceptions and reinvestment provisions to be agreed upon), (c) 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of Holdings and its subsidiaries (except the net cash proceeds of any Refinancing Debt (to be defined) to the extent used to prepay Bridge Loans and subject to other exceptions to be agreed upon) and (d) 50% of the net cash proceeds of

Senior Facilities Term Sheet

issuances of equity securities of Holdings and its subsidiaries (except to the extent used to prepay Bridge Loans and subject to other exceptions to be agreed upon), with a reduction to be agreed upon based upon achievement and maintenance of a leverage ratio to be agreed upon.

Notwithstanding the foregoing, each Senior Facilities Lender under the Term Facility shall have the right to reject its pro rata share of any mandatory prepayments described above, in which case the amounts so rejected shall be reoffered to each non-rejecting Senior Facilities Lender thereunder. Any mandatory prepayments remaining after being reoffered to such non-rejecting Senior Facilities Lenders may be retained by the Borrower.

The above-described mandatory prepayments shall be applied pro rata to the remaining amortization payments under the Term Facility. When there are no longer outstanding loans under the Term Facility, mandatory prepayments will be applied first, to prepay outstanding loans under the Revolving Facility and second, to cash collateralize outstanding letters of credit, in each case, with no corresponding permanent reduction of commitments under the Revolving Facility.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the commitments under the Senior Facilities and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon, subject to reimbursement of the Senior Facilities Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Facility will be applied in direct order to the remaining amortization payments under the Term Facility.

Representations and Warranties:	Usual for facilities and transactions of this type with respect to corporate status; legal, valid and binding documentation; no consents; accuracy of financial statements, confidential information memorandum and other information; no material adverse change; absence of undisclosed liabilities, litigation and investigations; no violation of agreements or instruments; compliance with laws (including PATRIOT Act, ERISA, margin regulations, environmental laws and laws applicable to sanctioned persons); payment of taxes; ownership of properties;

Senior Facilities Term Sheet

inapplicability of the Investment Company Act; solvency; effectiveness of governmental approvals; labor matters; environmental and other regulatory matters; validity, priority and perfection of security interests in the Collateral; and treatment as senior debt under all subordinated debt and as sole designated senior debt thereunder.

Conditions Precedent to Initial Borrowing:	Delivery of satisfactory legal opinions, corporate documents and officers’ and public officials’ certifications; first-priority perfected security interests in the Collateral (free and clear of all liens, subject to customary and limited exceptions to be agreed upon) (it being understood that to the extent a perfected security interest in any Collateral the security interest in respect of which cannot be perfected by means of the filing of a UCC financing statement or the delivery of certificated securities is not able to be provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the providing of a perfected security interest in such Collateral shall not constitute a condition precedent to the availability of the Senior Facilities on the Closing Date, but a perfected security interest in such Collateral shall be required to be provided after the Closing Date pursuant to arrangements to be mutually agreed between the Borrower and the Agent); receipt of satisfactory lien and judgment searches; execution of the Senior Facilities Guarantees, which shall be in full force and effect; absence of defaults, prepayment events or creation of liens under debt instruments or other agreements; evidence of authority; payment of fees and expenses; and obtaining of satisfactory insurance (together with a customary insurance broker’s letter).

The initial borrowing under the Senior Facilities will also be subject to the applicable conditions precedent set forth in Exhibit D to the Commitment Letter.

Conditions Precedent to all Borrowings:	Delivery of notice, accuracy of representations and warranties, and absence of defaults.

Affirmative Covenants:	Usual for facilities and transactions of this type (to be applicable to Holdings, the Borrower and its subsidiaries) with respect to maintenance of corporate existence and rights; performance of obligations; delivery of consolidated (and subject to availability consolidating) financial statements and other information, including information required under the PATRIOT Act; delivery of notices of default, litigation, ERISA events and material adverse change;

Senior Facilities Term Sheet

maintenance of properties in good working order; maintenance of satisfactory insurance; use of commercially reasonable efforts to maintain Corporate Ratings and a rating for the Senior Facilities from each of S&P and Moody’s; compliance with laws; inspection of books and properties; hedging arrangements satisfactory to the Senior Facilities Agent; further assurances; and payment of taxes.

Negative Covenants:	Usual for facilities and transactions of this (to be applicable to Holdings, the Borrower and its subsidiaries) with respect to limitations on dividends on, and redemptions and repurchases of, equity interests and other restricted payments; limitations on prepayments, redemptions and repurchases of debt (other than (i) loans under the Senior Facilities and (ii) the prepayment of Bridge Loans with the proceeds of any Refinancing Debt incurred and/or equity issued after the Closing Date); limitations on liens and sale-leaseback transactions; limitations on loans and investments; limitations on debt, guarantees and hedging arrangements; limitations on mergers, acquisitions and asset sales; limitations on transactions with affiliates; limitations on changes in business conducted by the Borrower and its subsidiaries (and prohibition of Holdings engaging in business activities or incurring liabilities other than its ownership of the equity interests of the Borrower and activities and liabilities incidental thereto, including its guarantee of the Senior Facilities and the Notes or Bridge Loans); limitations on restrictions on ability of subsidiaries to pay dividends or make distributions; and limitations on amendments of debt and other material agreements.

Financial Covenants:	Term Facility: None.

Revolving Facility: None, for so long as there are no borrowings outstanding under the Revolving Facility (including amounts drawn under letters of credit) or the aggregate principal amount of all outstanding letters of credit does not exceed $10.0 million[1]; under all other circumstances, the following selected financial covenants shall apply: (a) maximum ratios of Total Debt to EBITDA; (b) minimum interest coverage ratios; and (c) maximum capital

[1]	Assumes approximately $5.0 million of letters of credit issued and outstanding on the Closing Date. The covenants will be invoked when the $10.0 million threshold is exceeded and suspended when usage is under the 10.0 million threshold.

Senior Facilities Term Sheet

expenditures.

Events of Default:	Usual for facilities and transactions of this type relating to Holdings and its subsidiaries (subject, where appropriate, to thresholds and grace periods to be agreed upon) with respect to nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; bankruptcy; material judgments; ERISA events; actual or asserted invalidity of guarantees or security documents; and Change of Control (to be defined).

Voting:	Amendments and waivers of the definitive credit documentation will require the approval of Senior Facilities Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Facilities (with certain amendments and waivers also requiring class votes (including amendments and waivers with respect to financial covenants)), except that the consent of each Senior Facilities Lender shall be required with respect to, among other things, (a) increases in the commitment of such Senior Facilities Lender, (b) reductions of principal, interest or fees payable to such Senior Facilities Lender, (c) extensions of final maturity or scheduled amortization of the loans or commitments of such Senior Facilities Lender and (d) releases of all or substantially all of the value of the Senior Facilities Guarantees, or all or substantially all of the Collateral.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including customary tax gross-up provisions.

Assignments and Participations:	The Senior Facilities Lenders will be permitted to assign (a) loans under the Term Facility without the consent of (but with notice to) the Borrower and (b) loans and commitments under the Revolving Facility with the consent of the Borrower, the Swingline Lender and the Issuing Bank, in each case not to be unreasonably withheld or delayed; provided that such consent of the Borrower shall not be required (i) if such assignment is made to another Senior Facilities Lender or an affiliate or approved fund of a Senior Facilities Lender, (ii) during the primary syndication of the loans and commitments under the Senior Facilities to persons identified by the Senior Facilities Agent to the Borrower on or prior to the Closing Date or (iii) after the occurrence and during the continuance of an event of default. All assignments will also require the consent of the Agent, not to be unreasonably withheld or delayed. Each assignment

Senior Facilities Term Sheet

will be in an amount of an integral multiple of $1,000,000. Assignments will be by novation and will not be required to be pro rata between the Senior Facilities.

The Lenders will be permitted to sell participations in loans and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity or scheduled amortization of the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Senior Facilities Guarantees, or all or substantially all of the Collateral.

Expenses and Indemnification:	The Borrower will indemnify the Senior Facilities Arranger, the Senior Facilities Agent, the Senior Facilities Syndication Agent, the Senior Facilities Documentation Agent, the Senior Facilities Lenders, the Issuing Bank, the Swingline Lender, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all reasonable costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Company or any of their respective affiliates) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions in connection therewith, provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from its gross negligence or willful misconduct. In addition, all reasonable out-of-pocket expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel) of the Senior Facilities Arranger, the Senior Facilities Agent, the Senior Facilities Syndication Agent, the Senior Facilities Documentation Agent, the Issuing Bank, the Swingline Lender and the Senior Facilities Lenders for enforcement costs and documentary taxes

Senior Facilities Term Sheet

associated with the Senior Facilities will be paid by the Borrower.

Governing Law and Forum:	New York.

Counsel to Agent and Arranger:	Latham & Watkins LLP.

Senior Facilities Term Sheet

ANNEX I

Interest Rates:	The interest rates under the Senior Facilities will be as follows:[2]

Revolving Facility

If the Corporate Ratings Condition has been met, at the option of the Borrower, Adjusted LIBOR plus 2.75% or ABR plus 1.75%.

If the Corporate Ratings Condition has not been meet, at the option of the Borrower, Adjusted LIBOR plus 3.00% or ABR plus 2.00%.

Term Facility

If the Corporate Ratings Condition has been met, at the option of the Borrower, Adjusted LIBOR plus 2.75% or ABR plus 1.75%.

If the Corporate Ratings Condition has not been meet, at the option of the Borrower, Adjusted LIBOR plus 3.00% or ABR plus 2.00%.

For the purposes of this Commitment Letter, “Corporate Ratings Condition” means the Corporate Ratings of the Borrower being at least B1 by Moody’s and B+ by S&P, in each case with no negative outlook.

All Facilities

The Borrower may elect interest periods of 1, 2, 3, 6 and, if available 9 or 12 months for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

ABR is the Alternate Base Rate, which is the higher of CS’s Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1.0%.

Adjusted LIBOR will at all times include statutory reserves.

[2]	Pricing will be based on Corporate Ratings of the Borrower on the Closing Date.

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2

Letter of Credit Fees:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Senior Facilities Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Senior Facilities Lender’s Revolving Facility commitment. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	0.50% per annum on the undrawn portion of the commitments in respect of the Senior Facilities, payable quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year.

Changes in Interest Rate Margins and Commitment Fees:	The definitive credit documentation for the Senior Facilities will contain provisions under which, from and after the date of delivery of the Borrower’s financial statements covering a period of at least three full months after the Closing Date, and so long as no default shall have occurred and be continuing, interest rate margins and commitment fees under the Revolving Facility will be subject to change in increments to be agreed upon based upon performance goals to be agreed upon.

Senior Facilities Term Sheet

CONFIDENTIAL
December 15, 2006	EXHIBIT B
PROJECT MATRIX
$250,000,000 Senior Increasing Rate Bridge Loans
Summary of Principal Terms and Conditions3

Borrower:	AcquisitionCo (the “Borrower”).

Agent:	Credit Suisse, acting through one or more of its branches or affiliates (“CS”), will act as sole administrative agent (in such capacity, the “Senior Bridge Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with CS, the “Senior Bridge Lenders”), and will perform the duties customarily associated with such role.

Sole Bookrunner and Sole Lead Arranger:	Credit Suisse Securities (USA) LLC will act as sole bookrunner and sole lead arranger for the Senior Bridge Facility described below (collectively, in such capacities, the “Senior Bridge Arranger”), and will perform the duties customarily associated with such roles.

Syndication Agent:	At the option of the Senior Bridge Arranger, one or more financial institutions identified by the Senior Bridge Arranger and acceptable to the Borrower (in such capacity, the “Senior Bridge Syndication Agent”).

Documentation Agent:	At the option of the Senior Bridge Arranger, one or more financial institutions identified by the Senior Bridge Arranger and acceptable to the Borrower (in such capacity, the “Senior Bridge Documentation Agent”).

Bridge Facility:	Senior increasing rate bridge loans in an aggregate principal amount of up to $250.0 million (the “Senior Bridge Loans”). At the option of the Senior Bridge Lenders, the Senior Bridge Loans may be replaced by, or originally made in the form of, notes on identical economic terms.

Purpose:	The proceeds of the Senior Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of the Equity Contribution and the Term Facility, solely (a) to pay the Acquisition Consideration, (b) to refinance certain existing indebtedness of the Company and its subsidiaries outstanding as of the Closing Date (the “Existing Debt”) and (c) to pay the

[3]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto (the “Senior Facilities Term Sheet”).

Senior Bridge Facility Term Sheet

2

Transaction Costs.

Availability:	The full amount of the Senior Bridge Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Senior Bridge Facility that are repaid or prepaid may not be reborrowed.

Guarantees:	Holdings and each existing and subsequently acquired or organized subsidiary of the Borrower that is a guarantor of the Senior Facilities will guarantee (the “Senior Bridge Guarantees”) the Senior Bridge Loans on a senior unsecured basis, with the Senior Bridge Guarantees ranking senior in right of payment to all subordinated indebtedness of such Guarantor and pari passu in right of payment with all unsubordinated indebtedness or such Guarantor.

Interest Rates:	Interest for the first six-month period commencing on the Closing Date shall be payable at the London interbank offered rate for U.S. dollars (for a three-month interest period) (the “LIBO Rate”) plus 400 basis points (the “Initial Rate”). If the Senior Bridge Loans are not repaid in whole within six months following the Closing Date, the Initial Rate will increase by an additional 50 basis points at the end of such six-month period and will increase by an additional 50 basis points at the end of each three-month period thereafter.

Notwithstanding anything to the contrary set forth above, at no time shall the per annum interest rate on the Senior Bridge Loans, the Senior Term Loans (as defined below) or the Senior Exchange Notes (as defined below) exceed 10.125% (the “Senior Total Cap”).

Interest Payments:	Interest on the Senior Bridge Loans will be payable in cash (except as provided above), quarterly in arrears.

Default Rate:	The applicable interest rate plus 2.0%.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Senior Bridge Loans, Senior Term Loans or Senior Exchange Notes (including any limit upon the amount of interest payable in cash) affect the payment in cash of any default rate of interest in respect of any Senior Bridge Loans, Senior Term Loans or Senior Exchange Notes.

Conversion and Maturity:	On the first anniversary of the Closing Date (the “Conversion Date”), any Senior Bridge Loan that has not been previously repaid in full will be automatically

Senior Bridge Facility Term Sheet

3

converted into a senior term loan (each a “Senior Term Loan”) due on the date that is seven years and six months after the Closing Date (the “Maturity Date”). At any time on or after the Conversion Date, at the option of the applicable Senior Bridge Lender, the Senior Term Loans may be exchanged in whole or in part for senior exchange notes (the “Senior Exchange Notes”) having an equal principal amount.

The Senior Term Loans will be governed by the provisions of the Senior Bridge Loan Documents (as defined below) and will have the same terms as the Senior Bridge Loans except as expressly set forth on Annex I hereto. The Senior Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto.

Conversion Fee:	On the Conversion Date, the Borrower shall pay to the holders of the Senior Bridge Loans a conversion fee (the “Conversion Fee”) in an amount equal to 2.00% of the aggregate principal amount of the Senior Bridge Loans outstanding on such date (as determined immediately prior to the conversion of such Senior Bridge Loans to Senior Term Loans).

Mandatory Prepayments:	The Senior Bridge Loans shall be prepaid with, subject to certain exceptions to be agreed upon, (i) the net proceeds from the issuance, offering or placement of any debt obligations or equity securities by Holdings or any of its subsidiaries (with such proceeds being applied to repay the Senior Bridge Loans prior to the repayment of loans outstanding under the Senior Facilities); and (ii) the net proceeds from any asset sales by Holdings or any of its subsidiaries (including proceeds from the sale of stock of any subsidiary of the Borrower) in excess of the amount required to be paid to the lenders under the Senior Facilities, subject to the same baskets and exceptions set forth in the Senior Facilities. The Borrower will also be required to prepay the Senior Bridge Loans following the occurrence of a Change of Control (to be defined) at 100% of the outstanding principal amount thereof.

Voluntary Prepayments:	Subject to the provisions of the Senior Facilities, the Senior Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than 5 days’ prior written notice, at the option of the Borrower at any time.

Conditions Precedent to Borrowing:	Delivery of satisfactory legal opinions, corporate documents and officers’ and public officials’

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4

certifications; execution of the Senior Bridge Guarantees, which shall be in full force and effect; evidence of authority; payment of fees and expenses; delivery of notice, accuracy of representations and warranties, and absence of defaults.

The initial borrowing under the Senior Bridge Facility will also be subject to the applicable conditions precedent set forth in Exhibit D to the Commitment Letter.

Assignments and Participations:	Each Senior Bridge Lender shall have the absolute and unconditional right in consultation with you to assign or participate the Senior Bridge Loans held by it in compliance with applicable law to any third party at any time and shall give notice to the Borrower of any such assignment.

Representations and Warranties:	The definitive documentation relating to the Senior Bridge Loans (the “Senior Bridge Loan Documents”) will contain representations and warranties relating to Holdings and its subsidiaries that are usual and customary for transactions of this nature as specified under the caption “Representation and Warranties” in the Senior Facilities Term Sheet, with such changes as are appropriate in connection with the Senior Bridge Loans, which shall not increase the scope or type of the representations and warranties required by the Senior Facilities.

Covenants:	The Senior Bridge Loan Documents will contain covenants relating to Holdings and its subsidiaries that are usual and customary for transactions of this nature or required by the Senior Bridge Agent for this transaction in particular, as specified under the captions “Affirmative Covenants” and “Negative Covenants” in the Senior Facilities Term Sheet, with such changes as are appropriate in connection with the Senior Bridge Loans (including a covenant for the Borrower to use its best efforts to refinance the Senior Bridge Loans as promptly as practicable following the Closing Date), but shall not otherwise be more onerous to the Borrower than the covenants for the Senior Facilities (other than the restricted payments test and the debt incurrence test which, only for the first year after the Closing Date, may be more restrictive).

Events of Default:	Customary for the type of transactions proposed relating to Holdings and its subsidiaries (subject, where appropriate, to thresholds and grace periods to be agreed upon) with respect to nonpayment of principal, interest

Senior Bridge Facility Term Sheet

5

or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; bankruptcy; material judgments; ERISA events; or actual or asserted invalidity of Senior Bridge Guarantees.

In case an Event of Default shall occur and be continuing, the holders of at least a majority in aggregate principal amount of the Senior Bridge Loans then outstanding, by notice in writing to the Borrower, may declare the principal of, and all accrued interest on, all Senior Bridge Loans to be due and payable immediately. If a bankruptcy event of the Borrower occurs, the principal of and accrued interest on the Senior Bridge Loans will be immediately due and payable without any notice, declaration or other act on the part of the holders of the Senior Bridge Loans. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of the Senior Bridge Loans.

Voting:	Amendments and waivers of the Senior Bridge Loan Documents will require the approval of Senior Bridge Lenders holding more than 50% of the aggregate amount of the Senior Bridge Loans, except that the consent of each Senior Bridge Lender shall be required with respect to, among other things, (a) reductions of principal, interest or fees payable to such Senior Bridge Lender, (b) extensions of final maturity of the Senior Bridge Loans and (c) releases of all or substantially all of the value of the Senior Bridge Guarantees.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including customary tax gross-up provisions.

Expenses and Indemnification:	The Borrower will indemnify the Senior Bridge Arranger, the Senior Bridge Agent, the Senior Bridge Syndication Agent, the Senior Bridge Documentation Agent, the Senior Bridge Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the

Senior Bridge Facility Term Sheet

6

Company or any of their respective affiliates) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith, provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from its gross negligence or willful misconduct. In addition, all reasonable out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of counsel) of the Senior Bridge Arranger, the Senior Bridge Agent, the Senior Bridge Syndication Agent, the Senior Bridge Documentation Agent and the Senior Bridge Lenders for enforcement costs and documentary taxes associated with the Senior Bridge Facility will be paid by the Borrower.

Governing Law:	New York.

Counsel to the Agent and the Arranger:	Latham & Watkins LLP.

Senior Bridge Facility Term Sheet

ANNEX I

Senior Term Loans

Maturity:	The Senior Term Loans will mature on the date that is seven years and six months after the Closing Date.

Interest Rate:	The Senior Term Loans will bear interest at an interest rate per annum (the “Senior Term Loan Interest Rate”) equal to the sum of the Conversion Rate, determined quarterly, plus the Conversion Spread (each determined as set forth below), provided that the Senior Term Loan Interest Rate for any such Senior Term Loan shall not at any time exceed a rate equal to the Senior Total Cap. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the Maturity Date, in each case payable in arrears and computed on the basis of a 360-day year.

The “Conversion Rate”, as determined on the Conversion Date and at the beginning of each subsequent quarterly interest period, means the per annum rate equal to the LIBO Rate plus [___][4] basis points.

The “Conversion Spread” will equal, with respect to any Senior Term Loan, 0.50% during the three-month period commencing on the Conversion Date for such Senior Term Loan and shall increase by 0.50% per annum at the beginning of each subsequent three-month period.

Covenants and Events of Default:	Upon and after the Conversion Date, the covenants and events of default applicable to the Senior Exchange Notes will also be applicable to the Senior Term Loans.

[4]	The spread over the LIBO Rate with respect to any Senior Term Loan will be determined so that, on the Conversion Date for such Senior Term Loan, the sum of such spread and the LIBO Rate will be equal to the interest rate in effect for the Senior Bridge Loan converted into such Senior Term Loan immediately prior to such Conversion Date.

Senior Bridge Facility Term Sheet

ANNEX II

Senior Exchange Notes

Issue:	The Senior Exchange Notes will be issued under an indenture capable of being qualified under the Trust Indenture Act of 1939, as amended.

Maturity:	The Senior Exchange Notes will mature on the date that is seven years and six months after the Closing Date.

Interest Rate:	The Senior Exchange Notes will bear interest at a fixed rate equal to the interest rate on the Senior Term Loan surrendered in exchange for such Senior Exchange Note as of the date of such exchange.

Optional Redemption:	Senior Exchange Notes will be non-callable until the fourth anniversary of the Closing Date (subject to (a) customary “equity clawback” provisions and (b) customary make-whole provisions with the price based on U.S. Treasury notes with a maturity closest to the fourth anniversary of the Closing Date plus 50 basis points). Thereafter, each Senior Exchange Note will be callable at par plus accrued interest plus a premium equal to one half of the coupon on such Senior Exchange Note, which premium shall decline ratably on each yearly anniversary of the Closing Date to zero on the date that is six months prior to the maturity of the Senior Exchange Notes.

Offer to Repurchase Upon a Change of Control:	The Borrower will be required to offer to repurchase the Senior Exchange Notes following the occurrence of a Change of Control (to be defined) at 101% of the outstanding principal amount thereof.

Defeasance Provisions:	Customary for publicly traded high yield debt securities.

Modification:	Customary for publicly traded high yield debt securities.

Covenants:	Customary for publicly traded high yield debt securities.

Reporting:	Customary 144A for life reporting provisions.

Events of Default:	Customary for publicly traded high yield debt securities.

Senior Bridge Facility Term Sheet

CONFIDENTIAL
December 15, 2006	EXHIBIT C
PROJECT MATRIX
$215,000,000 Senior Subordinated Increasing Rate Bridge Loans
Summary of Principal Terms and Conditions5

Borrower:	AcquisitionCo (the “Borrower”).

Agent:	Credit Suisse, acting through one or more of its branches or affiliates (“CS”), will act as sole administrative agent (in such capacity, the “Senior Subordinated Bridge Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with CS, the “Senior Subordinated Bridge Lenders”), and will perform the duties customarily associated with such role.

Sole Bookrunner and Sole Lead Arranger:	Credit Suisse Securities (USA) LLC will act as sole bookrunner and sole lead arranger for the Senior Subordinated Bridge Facility described below (collectively, in such capacities, the “Senior Subordinated Bridge Arranger”), and will perform the duties customarily associated with such roles.

Syndication Agent:	At the option of the Senior Subordinated Bridge Arranger, one or more financial institutions identified by the Senior Subordinated Bridge Arranger and acceptable to the Borrower (in such capacity, the “Senior Subordinated Bridge Syndication Agent”).

Documentation Agent:	At the option of the Senior Subordinated Bridge Arranger, one or more financial institutions identified by the Senior Subordinated Bridge Arranger and acceptable to the Borrower (in such capacity, the “Senior Subordinated Bridge Documentation Agent”).

Bridge Facility:	Senior subordinated increasing rate bridge loans in an aggregate principal amount of up to $215.0 million (the “Senior Subordinated Bridge Loans” and, together with the Senior Bridge Loans, the “Bridge Loans”). At the option of the Senior Subordinated Bridge Lenders, the Senior Subordinated Bridge Loans may be replaced by, or originally made in the form of, notes on identical economic terms.

Purpose:	The proceeds of the Senior Subordinated Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of the Equity Contribution

[5]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto (the “Senior Facilities Term Sheet”).
Senior Subordinated Bridge Facility Term Sheet

2

and the Term Facility, solely (a) to pay the Acquisition Consideration, (b) to refinance certain existing indebtedness of the Company and its subsidiaries outstanding as of the Closing Date (the “Existing Debt”) and (c) to pay the Transaction Costs.

Availability:	The full amount of the Senior Subordinated Bridge Facility must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Senior Subordinated Bridge Facility that are repaid or prepaid may not be reborrowed.

Subordination:	The Senior Subordinated Bridge Loans will constitute senior subordinated indebtedness of the Borrower and will be subordinated to the prior payment in full in cash of all obligations existing under the Senior Facilities, the Senior Bridge Facility and/or the Senior Notes, as the case may be.

Guarantees:	Holdings and each existing and subsequently acquired or organized subsidiary of the Borrower that is a guarantor of the Senior Facilities will guarantee (the “Senior Subordinated Bridge Guarantees”) the Senior Subordinated Bridge Loans on a senior subordinated basis, with the Senior Subordinated Bridge Guarantees subordinated to all obligations under the Senior Facilities on customary terms for facilities of this nature.

Interest Rates:	Interest for the first three-month period commencing on the Closing Date shall be payable at the London interbank offered rate for U.S. dollars (for a three-month interest period) (the “LIBO Rate”) plus 525 basis points (the “Initial Rate”). If the Senior Subordinated Bridge Loans are not repaid in whole within six months following the Closing Date, the Initial Rate will increase by an additional 50 basis points at the end of such six-month period and will increase by an additional 50 basis points at the end of each three-month period thereafter.

Notwithstanding anything to the contrary set forth above, at no time shall the per annum interest rate on the Senior Subordinated Bridge Loans, the Senior Subordinated Term Loans (as defined below) or the Senior Subordinated Exchange Notes (as defined below) exceed 12.0% (the “Senior Subordinated Total Cap”). Notwithstanding the foregoing, each of the Initial Rate and the Senior Subordinated Total Cap shall be increased by 25 basis points if the Senior Subordinated Bridge Facility is not rated B- or better by S&P and B3 or better by Moody’s, in each case with no negative

Senior Subordinated Bridge Facility Term Sheet

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outlook.

Interest Payments:	Interest on the Senior Subordinated Bridge Loans will be payable in cash (except as provided above), quarterly in arrears.

Default Rate:	The applicable interest rate plus 2.0%.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Senior Subordinated Bridge Loans, Senior Subordinated Term Loans or Senior Subordinated Exchange Notes (including any limit upon the amount of interest payable in cash) affect the payment in cash of any default rate of interest in respect of any Senior Subordinated Bridge Loans, Senior Subordinated Term Loans or Senior Subordinated Exchange Notes.

Conversion and Maturity:	On the first anniversary of the Closing Date (the “Conversion Date”), any Senior Subordinated Bridge Loan that has not been previously repaid in full will be automatically converted into a senior subordinated term loan (each a “Senior Subordinated Term Loan”) due on the date that is eight years after the Closing Date (the “Maturity Date”). At any time on or after the Conversion Date, at the option of the applicable Senior Subordinated Bridge Lender, the Senior Subordinated Term Loans may be exchanged in whole or in part for senior subordinated exchange notes (the “Senior Subordinated Exchange Notes”) having an equal principal amount.

The Senior Subordinated Term Loans will be governed by the provisions of the Senior Subordinated Bridge Loan Documents (as defined below) and will have the same terms as the Senior Subordinated Bridge Loans except as expressly set forth on Annex I hereto. The Senior Subordinated Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto.

Conversion Fee:	On the Conversion Date, the Borrower shall pay to the holders of the Senior Subordinated Bridge Loans a conversion fee (the “Conversion Fee”) in an amount equal to 2.50% of the aggregate principal amount of the Senior Subordinated Bridge Loans outstanding on such date (as determined immediately prior to the conversion of such Senior Subordinated Bridge Loans to Senior Subordinated Term Loans).
Senior Subordinated Bridge Facility Term Sheet

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Mandatory Prepayments:	The Senior Subordinated Bridge Loans shall be prepaid with, subject to certain exceptions to be agreed upon, (i) the net proceeds from the issuance, offering or placement of any debt obligations or equity securities by Holdings or any of its subsidiaries (with such proceeds being applied to repay the Senior Subordinated Bridge Loans prior to the repayment of loans outstanding under the Senior Facilities); and (ii) the net proceeds from any asset sales by Holdings or any of its subsidiaries (including proceeds from the sale of stock of any subsidiary of the Borrower) in excess of the amount required to be paid to the lenders under the Senior Facilities subject to the same baskets and exceptions set forth in the Senior Facilities. The Borrower will also be required to prepay the Senior Subordinated Bridge Loans following the occurrence of a Change of Control (to be defined) at 100% of the outstanding principal amount thereof.

Voluntary Prepayments:	Subject to the provisions of the Senior Facilities, the Senior Subordinated Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than 5 days’ prior written notice, at the option of the Borrower at any time.

Conditions Precedent to Borrowing:	Delivery of satisfactory legal opinions, corporate documents and officers’ and public officials’ certifications; execution of the Senior Subordinated Bridge Guarantees, which shall be in full force and effect; evidence of authority; payment of fees and expenses; delivery of notice, accuracy of representations and warranties, and absence of defaults.

The initial borrowing under the Senior Subordinated Bridge Facility will also be subject to the applicable conditions precedent set forth in Exhibit D to the Commitment Letter.

Assignments and Participations:	Each Senior Subordinated Bridge Lender shall have the absolute and unconditional right in consultation with you to assign or participate the Senior Subordinated Bridge Loans held by it in compliance with applicable law to any third party at any time and shall give notice to the Borrower of any such assignment.

Representations and Warranties:	The definitive documentation relating to the Senior Subordinated Bridge Loans (the “Senior Subordinated Bridge Loan Documents”) will contain representations and warranties relating to Holdings and its subsidiaries that are usual and customary for transactions of this nature as specified under the caption “Representation
Senior Subordinated Bridge Facility Term Sheet

5

and Warranties” in the Senior Facilities Term Sheet, with such changes as are appropriate in connection with the Senior Subordinated Bridge Loans, which shall not increase the scope or type of the representations and warranties required by the Senior Facilities.

Covenants:	The Senior Subordinated Bridge Loan Documents will contain covenants relating to Holdings and its subsidiaries that are usual and customary for transactions of this nature or required by the Senior Subordinated Bridge Agent for this transaction in particular as specified under the captions “Affirmative Covenants” and “Negative Covenants” in the Senior Facilities Term Sheet, with such changes as are appropriate in connection with the Senior Subordinated Bridge Loans (including a covenant for the Borrower to use its best efforts to refinance the Senior Subordinated Bridge Loans as promptly as practicable following the Closing Date), but shall not otherwise be more onerous to the Borrower than the covenants for the Senior Facilities (other than the restricted payments test and the debt incurrence test which, for the first year from the Closing Date only, may be more restrictive).

Events of Default:	Customary for the type of transactions proposed relating to Holdings and its subsidiaries (subject, where appropriate, to thresholds and grace periods to be agreed upon) with respect to nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; bankruptcy; material judgments; ERISA events; or actual or asserted invalidity of Senior Subordinated Bridge Guarantees.

In case an Event of Default shall occur and be continuing, the holders of at least a majority in aggregate principal amount of the Senior Subordinated Bridge Loans then outstanding, by notice in writing to the Borrower, may declare the principal of, and all accrued interest on, all Senior Subordinated Bridge Loans to be due and payable immediately. If a bankruptcy event of the Borrower occurs, the principal of and accrued interest on the Senior Subordinated Bridge Loans will be immediately due and payable without any notice, declaration or other act on the part of the holders of the Senior Subordinated Bridge Loans. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of the Senior Subordinated Bridge Loans.
Senior Subordinated Bridge Facility Term Sheet

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Voting:	Amendments and waivers of the Senior Subordinated Bridge Loan Documents will require the approval of Senior Subordinated Bridge Lenders holding more than 50% of the aggregate amount of the Senior Subordinated Bridge Loans, except that the consent of each Senior Subordinated Bridge Lender shall be required with respect to, among other things, (a) reductions of principal, interest or fees payable to such Senior Subordinated Bridge Lender, (b) extensions of final maturity of the Senior Subordinated Bridge Loans and (c) releases of all or substantially all of the value of the Senior Subordinated Bridge Guarantees.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including customary tax gross-up provisions.

Expenses and Indemnification:	The Borrower will indemnify the Senior Subordinated Bridge Arranger, the Senior Subordinated Bridge Agent, the Senior Subordinated Bridge Syndication Agent, the Senior Subordinated Bridge Documentation Agent, the Senior Subordinated Bridge Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Company or any of their respective affiliates) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith, provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from its gross negligence or willful misconduct. In addition, all reasonable out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of counsel) of the Senior Subordinated Bridge Arranger, the Senior Subordinated Bridge Agent, the Senior Subordinated Bridge Syndication Agent, the Senior Subordinated Bridge Documentation Agent and the Senior Subordinated Bridge Lenders for enforcement costs and documentary taxes associated with the Senior Subordinated Bridge Facility will be paid by the
Senior Subordinated Bridge Facility Term Sheet

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Borrower.

Governing Law:	New York.

Counsel to the Agent and the Arranger:	Latham & Watkins LLP.
Senior Subordinated Bridge Facility Term Sheet

ANNEX I
Senior Subordinated Term Loans

Maturity:	The Senior Subordinated Term Loans will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Senior Subordinated Term Loans will bear interest at an interest rate per annum (the “Senior Subordinated Term Loan Interest Rate”) equal to the sum of the Conversion Rate, determined quarterly, plus the Conversion Spread (each determined as set forth below), provided that the Senior Subordinated Term Loan Interest Rate for any such Senior Subordinated Term Loan shall not at any time exceed a rate equal to the Senior Subordinated Total Cap. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the Maturity Date, in each case payable in arrears and computed on the basis of a 360-day year.

The “Conversion Rate”, as determined on the Conversion Date and at the beginning of each subsequent quarterly interest period, means the per annum rate equal to the LIBO Rate plus [___][6] basis points.

The “Conversion Spread” will equal, with respect to any Senior Subordinated Term Loan, 0.50% during the three-month period commencing on the Conversion Date for such Senior Subordinated Term Loan and shall increase by 0.50% per annum at the beginning of each subsequent three-month period.

Covenants and Events of Default:	Upon and after the Conversion Date, the covenants and events of default applicable to the Senior Subordinated Exchange Notes will also be applicable to the Senior Subordinated Term Loans.

[6]	The spread over the LIBO Rate with respect to any Senior Subordinated Term Loan will be determined so that, on the Conversion Date for such Senior Subordinated Term Loan, the sum of such spread and the LIBO Rate will be equal to the interest rate in effect for the Senior Subordinated Bridge Loan converted into such Senior Subordinated Term Loan immediately prior to such Conversion Date.
Senior Subordinated Bridge Facility Term Sheet

ANNEX II
Senior Subordinated Exchange Notes

Issue:	The Senior Subordinated Exchange Notes will be issued under an indenture capable of being qualified under the Trust Indenture Act of 1939, as amended.

Maturity:	The Senior Subordinated Exchange Notes will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Senior Subordinated Exchange Notes will bear interest at a fixed rate equal to the interest rate on the Senior Subordinated Term Loan surrendered in exchange for such Senior Subordinated Exchange Note as of the date of such exchange.

Optional Redemption:	Senior Subordinated Exchange Notes will be non-callable until the fourth anniversary of the Closing Date (subject to (a) customary “equity clawback” provisions and (b) customary make-whole provisions with the price based on U.S. Treasury notes with a maturity closest to the fourth anniversary of the Closing Date plus 50 basis points). Thereafter, each Senior Subordinated Exchange Note will be callable at par plus accrued interest plus a premium equal to one half of the coupon on such Senior Subordinated Exchange Note, which premium shall decline ratably on each yearly anniversary of the Closing Date to zero on the date that is six months prior to the maturity of the Senior Subordinated Exchange Notes.

Offer to Repurchase Upon a Change of Control:	The Borrower will be required to offer to repurchase the Senior Subordinated Exchange Notes following the occurrence of a Change of Control (to be defined) at 101% of the outstanding principal amount thereof.

Defeasance Provisions:	Customary for publicly traded high yield debt securities.

Modification:	Customary for publicly traded high yield debt securities.

Covenants:	Customary for publicly traded high yield debt securities.

Reporting:	Customary 144A for life reporting provisions.

Events of Default:	Customary for publicly traded high yield debt securities.
Senior Subordinated Bridge Facility Term Sheet

EXHIBIT D
PROJECT MATRIX
$560,000,000 Senior Secured Credit Facilities
$250,000,000 Senior Increasing Rate Bridge Facility
$215,000,000 Senior Subordinated Increasing Rate Bridge Facility
Summary of Additional Conditions Precedent7
     Except as otherwise set forth below, the initial borrowing under each of the Facilities shall be subject to the following additional conditions precedent:
     1. The Acquisition and the other Transactions shall be consummated simultaneously with the closing under the Senior Facilities in accordance with applicable law and on the terms described in the Term Sheets and in the Merger Agreement; and the Merger Agreement and all other related documentation shall be satisfactory to the Agent (without any amendment, waiver, supplement or other modification that is adverse to the Lenders without the consent of the Agent). The Agent hereby acknowledges that the Merger Agreement dated as of December 15, 2006 is satisfactory to it.
     2. With respect to the Senior Facilities, the Borrower shall have received (i) not less than $250,000,000 in gross cash proceeds from either (a) the issuance of the Senior Notes in a public offering or in a Rule 144A or other private placement to one or more holders satisfactory to the Agent or (b) the borrowings under the Senior Bridge Facility and (ii) not less than $215,000,000 in gross cash proceeds from either (a) the issuance of the Senior Subordinated Notes in a public offering or in a Rule 144A or other private placement to one or more holders satisfactory to the Agent or (b) the borrowings under the Senior Subordinated Bridge Facility.
     3. All amounts due or outstanding in respect of the Existing Debt shall have been (or substantially simultaneously with the closing under the Senior Facilities shall be) paid in full, all commitments (if any) in respect thereof terminated and all guarantees (if any) therefor and security (if any) thereof discharged and released. After giving effect to the Transactions and the other transactions contemplated hereby, Holdings and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Senior Facilities, (b) the Senior Notes or the Senior Bridge Loans, (c) the Senior Subordinated Notes or the Senior Subordinated Bridge Loans and (d) other limited indebtedness to be agreed upon.
     4. The Agent shall have received U.S. GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for (i) each subsequent fiscal quarter ended 45 days before the Closing Date and (ii) each fiscal month after the most recent fiscal quarter for which financial statements were received by the Agent as described above and ended 30 days before the Closing Date.

[7]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit D is attached, including Exhibits A, B and C thereto. Unless the context requires otherwise, references herein to the Agent shall be deemed to be references to each of the Agent as defined in such Exhibit A, the Agent as defined in such Exhibit B and the Agent as defined in such Exhibit C.

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     5. The Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended 45 days before the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).
     6. The Agent shall be satisfied that the ratio of Total Debt (to be defined) of Holdings and its consolidated subsidiaries on the Closing Date to Holdings’ consolidated pro forma EBITDA for the four-fiscal quarter period most recently ended prior to the Closing Date (prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and with such further adjustments in form and substance reasonably satisfactory to the Agent, including but not limited to add-backs for the following:
     (i) non-cash employee stock option expense, (ii) restructuring cost, (iii) severance costs, (iv) non-recurring historical acquisition costs, (v) SEC investigation costs, (vi) loss on disposal of assets, (vii) costs related to the Transactions, (viii) headquarters moving costs in Japan, (ix) deduct gain on disposal of assets, (x) cost savings due to reduction in headcount and auditor/accountant fees resulting from the Transaction, (xi) provision for DuPont legal settlement, (xii) Merrill Lynch retainer, additional special committee costs and (xiii) public company costs, in each case, to give pro forma effect to the Transactions as if they had occurred at the beginning of such four-fiscal quarter period) (such consolidated pro forma EBITDA, “Pro Forma EBITDA”) shall be no more than 6.9 to 1.0; provided that to the extent the ratio of Total Debt to Pro Forma EBITDA does exceed 6.9 to 1.0, the amount of funded debt on the Closing Date will be reduced and a corresponding amount of equity from the Sponsor will be contributed such that such ratio will be no more than 6.9 to 1.0.
     7. The Agent shall have received a certificate from the chief financial officer of Holdings certifying that Holdings and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.
     8. With respect to the Bridge Facilities, the Senior Facilities shall have become effective and the Borrower shall have borrowed on the Closing Date not more than $510,000,000 thereunder.
     9. With respect to the Bridge Facilities, (a) one or more investment banks satisfactory to Credit Suisse (collectively, the “Investment Bank”) shall have been engaged to publicly sell or privately place the Notes and Credit Suisse and the Investment Bank each shall have received, not later than 30 days prior to the Closing Date, a complete printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum (collectively, an “Offering Document”) suitable for use in a customary “high-yield road show” relating to the Notes, which contains all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for Holdings and the Borrower as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended), and all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the Notes or that would be necessary for the Investment Bank to receive

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customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Notes and if any portion of the Notes has been issued, in connection with such issuance, the Investment Bank shall have received a customary comfort letter (which shall provide “negative assurance” comfort) from the independent accountants for Holdings and the Borrower (and any predecessor accountant or acquired company accountant to the extent financial statements of Holdings, the Borrower or any acquired company audited or reviewed by such accountants are or would be included in any Offering Document) and (b) the Investment Bank shall have been afforded a period of at least 30 consecutive days following receipt of an Offering Document including the information described in clause (a) to seek to place the Notes with qualified purchasers thereof; provided that such period shall not include any day from and including December 18, 2006 through and including January 2, 2007.
     10. The Agent shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.